As filed with the Securities and Exchange Commission on June 1, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

MINNESOTA	41-0448030
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

RICHARD C. KELLY	BENJAMIN G.S. FOWKE III
President and Chief Executive Officer	Vice President and Chief Financial Officer
Xcel Energy Inc.	Xcel Energy Inc.
414 Nicollet Mall	414 Nicollet Mall
Minneapolis, Minnesota 55401	Minneapolis, Minnesota 55401
(612) 330-5500	(612) 330-5500

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

ROBERT J. JOSEPH
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 269-4176

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price Per Unit / Proposed Maximum Aggregate Offering Price / Amount of Registration Fee /
Debt Securities
Common Stock (par value $2.50 per share)	(2)
Rights to Purchase Common Stock (par value $2.50 per share)(1)

(1)             One right to purchase common stock automatically trades with each share of common stock.

(2)             An indeterminate principal amount of debt securities and indeterminate number of shares of common stock is being registered as may, from time to time, be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all registration fees except for $44,390 that has already been paid with respect to $482,500,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-82352 filed on February 7, 2002 and were not sold thereunder.

PROSPECTUS

Xcel Energy Inc.

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Debt Securities
Common Stock

We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “XEL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2006.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Xcel Energy Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, (612) 330-5500.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements	ii
Where You Can Find More Information	iii
Xcel Energy Inc.	1
Use of Proceeds	1
Ratio of Earnings to Fixed Charges	1
Description of Senior Unsecured Debt Securities	2
Description of Common Stock	10
Plan of Distribution	15
Legal Opinions	16
Experts	16

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•       Economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

•       The risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items;

•       Trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

•       Customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

•       Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

•       Availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us or any of our subsidiaries; or security ratings;

•       Factors affecting utility and non-utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; or electric transmission or gas pipeline constraints;

•       Employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

•       Increased competition in the utility industry or additional competition in the markets served by us and our subsidiaries;

•       State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

•       Rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

•       Nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

•       Social attitudes regarding the utility and power industries;

•       Risks associated with the California power and other western markets;

•       Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

•       Technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

•       Risks associated with implementations of new technologies; and

•       Other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business,” “Risk Factors,” “Management’s Discussion and Analysis” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “Where You Can Find More Information.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of filing the initial registration statement until we sell all of the securities.

•       Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 27, 2006;

•       Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 1, 2006;

•       Our Current Reports on Form 8-K filed with the SEC on March 8, 2006, April 18, 2006 and June 1, 2006;

•       Exhibit 99.01 to our Form 8-K filed with the SEC on March 13, 2002, which contains a description of our common stock; and

•       Our Form 8-A filed with the SEC on January 5, 2001, which contains a description of the rights to purchase common stock, which accompany each share of common stock pursuant to the Stockholder Protection Rights Agreement dated as of December 13, 2000 by and between us and The Bank of New York, as successor rights agent.

We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, MN 55401
(612) 330-5500

XCEL ENERGY INC.

We are a public utility holding company with four major public utility subsidiaries: Northern States Power Company, a Minnesota corporation (“NSP-Minnesota”); Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”); Public Service Company of Colorado, a Colorado corporation (“PSCo”); and Southwestern Public Service Company, a New Mexico corporation (“SPS”). NSP-Minnesota serves approximately 1.3 million electric customers and 0.5 million gas customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin serves approximately 242,000 electric customers and 98,000 gas customers in northern Wisconsin and Michigan. PSCo serves approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado. SPS serves approximately 395,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas. We also have several non-utility subsidiaries, including Eloigne Co.

We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 and our telephone number is (612) 330-5500.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

We will add the net proceeds from the sale of the securities described in this prospectus to our general funds and use those proceeds for general corporate purposes, primarily to fund our operating units and subsidiaries, and to repay debt. The specific allocation of the proceeds of a particular series of the securities will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

	Three Months Ended March 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	2.4	2.2	2.2	2.2	2.5	2.9

For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the unsecured debt securities will be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness under other registration statements.

The debt securities will be represented either by global debt securities registered in the name of The Depository Trust Company (“DTC”), as depository (“Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading “Book-Entry System” in this prospectus.

General

The debt securities will be issued in one or more new series under an indenture dated as of December 1, 2000 between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of debt securities, is referred to in this prospectus as the “Indenture.” As of March 31, 2006, there were two series of debt securities in an aggregate principal amount of $795 million outstanding under the Indenture.

The holders of the outstanding debt securities do not, and, unless the supplemental indenture that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change in control transaction. The Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, any change in control transaction and any incurrence of substantial additional long-term indebtedness, as debt securities or otherwise, by us in such a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

The debt securities will be our unsecured and unsubordinated obligations. The debt securities will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. There are currently no outstanding debt obligations junior to the debt securities. However, the debt securities will be subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of March 31, 2006, we have no secured indebtedness and our unsecured and unsubordinated indebtedness was approximately $1 billion.

In addition, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the debt securities to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of March 31, 2006, our subsidiaries had approximately $13.9 billion of indebtedness and other liabilities outstanding.

In this “Description of Senior Unsecured Debt Securities” we refer to securities issued under the Indenture, whether previously issued or to be issued in the future, including the debt securities, as the “securities.” The amount of securities that we may issue under the Indenture is not limited. We are not required to issue all debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional debt securities of that series without the consent of the holders of the debt securities of that series.

When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•       the title, aggregate principal amount and offering price of that series of debt securities;

•       the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

•       the dates on which interest will be payable;

•       the record dates for payments of interest;

•       the date on which the debt securities of that series will mature;

•       any redemption terms;

•       the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

•       other specific terms applicable to the debt securities or that series.

Any special United States federal income tax considerations applicable to debt securities sold at an original issue discount and any special United States federal income tax or other considerations applicable to any debt securities which are denominated in other than United States dollars will be described in the prospectus supplement relating to that series of debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof, except that the denomination of any debt security issued in the form of a global debt security will not exceed $400,000,000 without the approval of the Depository.

Registration, Transfer and Exchange

Debt securities of any series may be exchanged for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6 of the Indenture).

Unless we indicate otherwise in the applicable prospectus supplement, debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected if the debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Trustee and duly executed by the holder of the debt security as described in the Indenture. (Section 2.6 of the Indenture).

The Trustee will not be required to exchange or register a transfer of any debt securities of a series selected, called or being called for redemption except, in the case of any debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Indenture). See the information under the heading “Book-Entry System.”

Payment and Paying Agents

Principal, interest and premium, if any, on debt securities issued in the form of global debt securities will be paid in the manner described below under the heading “Book-Entry System.” Unless we indicate otherwise in the applicable prospectus supplement, interest on debt securities that are in the form of certificated debt securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the debt securities maintained by the Trustee; however, a holder of $10,000,000 or more debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12 of the Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated debt securities will be payable in immediately available funds at the office of the Trustee. (Section 2.12 of the Indenture).

All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Indenture).

Events of Default and Remedies

The following constitute events of default under the Indenture:

•       default in the payment of principal and premium, if any, on any security issued under the Indenture when due and payable and continuance of that default for 5 days;

•       default in the payment of interest on any security issued under the Indenture when due and continuance of that default for 30 days;

•       default in the performance or breach of our other covenants or warranties in the securities or in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

•       specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Indenture).

Acceleration of Maturity.   If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding debt securities may declare the principal amount of all debt securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Indenture).

Indemnification of Trustee.   The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Trustee. (Section 8.2 of the Indenture).

Right to Direct Proceedings.   The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the securities. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or would expose the Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Indenture).

Limitation on Rights to Institute Proceedings.   No holder of the debt securities of a series will have any right to pursue a remedy under the Indenture, unless:

•       the holder has previously given the Trustee written notice of a continuing event of a default on the series;

•       the holders of at least a majority in principal amount of the outstanding securities affected by such event of default have made written request, and the holder or holders have offered indemnity satisfactory to the Trustee to pursue the remedy; and

•       the Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Indenture).

No Impairment of Right to Receive Payment.   Notwithstanding any other provision of the Indenture, the holder of any debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Indenture).

Notice of Default.   The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the debt securities, or a default in the payment of any sinking or purchase fund installments, the Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Indenture). We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 5.5 of the Indenture).

Modification

Unless we indicated otherwise in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture from time to time.

We will not need the consent of the holders for the following types of amendments:

•       curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Indenture;

•       changing or eliminating any of the provisions of the Indenture, provided that this change or elimination is to become effective only when:

•        there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

•        this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

•       establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Indenture;

•       evidencing our successor corporation and the assumption by our successor of our covenants in the Indenture and in the securities;

•       granting or conferring upon the Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

•       permitting the Trustee to comply with any duties imposed upon it by law;

•       specifying further the duties and responsibilities of the Trustee, any authenticating agent and any paying agent and defining further the relationships among the Trustee, authenticating agent and paying agent;

•       adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

•       adding security for the securities; or

•       making any change that is not prejudicial to the Trustee or the holders of the securities that is not stated in the Indenture.

(Section 12.1 of the Indenture).

We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•       a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

•       a change in date on which any security may be redeemed or repaid at the option of the holder;

•       a reduction in the principal amount of any security or the premium payable on any security;

•       a change in the currency of any payment of principal, premium or interest on any security;

•       an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

•       a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Indenture; or

•       a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default.

(Section 12.2 of the Indenture).

Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

We may be discharged from all obligations relating to the debt securities and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the

Trustee, in trust for the benefit of holders of securities, money or United States government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the debt securities and our obligations under the debt securities. (Section 4.1 of the Indenture).

Consolidation, Merger and Sale of Assets; No Financial Covenants

We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture and we will be released from all obligations under the Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Indenture).

The Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Trustee

The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Indenture).

The holders of a majority in principal amount of the outstanding securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon notice to the holder of each security outstanding and written notice to the Trustee. (Section 8.10 of the Indenture).

Governing Law

The Indenture and the debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for certain debt securities of our subsidiaries.

Book-Entry System

Each series of debt securities offered by this prospectus may be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased securities represented by a global debt security. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that the Depository, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global debt security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global debt security to owners of beneficial interests in a global debt security.

Unless we specify otherwise in the applicable prospectus supplement, DTC will act as Depository for debt securities issued as global debt securities. The debt securities will be registered in the name of Cede & Co. (DTC’s partnership nominee).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and its Direct or Indirect Participants (collectively, “Participants”) are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect

Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any debt securities may be Direct Participants of DTC.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Articles of Incorporation and Bylaws.

General

Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 405,483,743 shares were outstanding as of April 24, 2006); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which the following series were outstanding as of March 21, 2006: $3.60 Series—275,000 shares; $4.08 Series—150,000 shares; $4.10 Series—175,000 shares; $4.11 Series—200,000 shares; $4.16 Series—99,800 shares; and $4.56 Series—150,000 shares). Our board of directors is authorized to provide for the issue from time to time of preferred stock in series and, as to each series, to fix the designation, dividend rates and times of payment, redemption price, and liquidation price or preference as to assets in voluntary liquidation. Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of the common stock or for other corporate purposes.

Dividend Rights

Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for in the terms of the shares of their series. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”—“Common Stock Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of factors affecting our payment of dividends.

Limitations on Payment of Dividends on and Acquisitions of Common Stock

So long as any shares of our preferred stock are outstanding, dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock:

•       may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of capitalization;

•       may not exceed 75% of net income for such twelve-month period, as adjusted if this capitalization ratio is 20% or more, but less than 25%; and

•       if this capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

As described above, under these provisions, dividend payments may be restricted if our capitalization ratio (on a holding company basis only, i.e., not on a consolidated basis) is less than 25 percent. For those purposes, the capitalization ratio is equal to the (1) common stock plus surplus divided by (ii) the sum of common stock plus surplus plus long-term debt. Based on this definition, our capitalization ratio at March 31, 2006 was 84 percent. Although we have preferred stock outstanding, the restrictions do not place any effective limit on our ability to pay dividends because the restrictions are only triggered when the capitalization ratio is less than 25 percent or will be reduced to less than 25 percent through dividends (other than dividends payable in common stock), distributions or acquisitions of our common stock.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators.

Voting Rights

The holders of shares of preferred stock of the $3.60 Series are entitled to three votes for each share held, and the holders of our common stock and of all of our other series of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. If, however, dividends payable on any series of our preferred stock are in default in an amount equal to the amount payable during the immediately preceding twelve-month period, the holders of shares of preferred stock, voting as a class and without regard to series, are entitled to elect the smallest number of directors necessary to constitute a majority of our board of directors and the holders of shares of common stock, voting as a class, are entitled to elect our remaining directors.

The affirmative vote or consent of the holders of various specified percentages of preferred stock is required to effect selected changes in our capital structure and other transactions that might affect their rights. Except to the extent required by law, holders of common stock do not vote as a class in case of any modification of their rights.

Change of Control

Our Bylaws, our shareholder rights plan (discussed below) and the Minnesota Business Corporation Act, as amended (the “Minnesota BCA”), contain provisions that could discourage or make more difficult a change of control of our company. These provisions are designed to protect our shareholders against coercive, unfair or inadequate tender offers and other abusive takeover tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all of our shareholders.

Election of Directors.   In electing directors, shareholders may cumulate their votes in the manner provided in the Minnesota BCA. Cumulative voting rights may make it more difficult for a group owning a significant amount of our voting securities to effect a change in the majority of the board of directors than would be the case if cumulative voting did not exist.

Bylaw Provisions.   Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of business at annual or special meetings of our shareholders. For a shareholder to properly bring a proposal before an annual or special meeting, the shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to the Corporate Secretary not less than 45 days nor more than 90 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. If, however, during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the date of the prior year’s meeting, the notice must be delivered to us within a reasonable time before we mail our proxy materials for the current year. If we have provided less than 30 days’ notice or prior public disclosure of the date by which the shareholder’s notice must be given, the shareholders’ notice must be delivered to us not later than ten days following the earlier of the day on which notice of the date by which such shareholder’s notice is required was mailed and the day on which such public disclosure was made. The required notice from a shareholder must contain (i) a description of the proposed business and the reasons for conducting such business, (ii) the name and address of each shareholder supporting the proposal as it appears on our books, (iii) the class and number of shares beneficially owned by each shareholder supporting the proposal, and (iv) a description of any financial or other interest of each shareholder in the proposal.

Minnesota BCA.   Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless:

•       the acquisition is approved by (i) a majority of the voting power of all of our shares entitled to vote and (ii) a majority of the voting power of all of our shares entitled to vote excluding all shares owned by the acquirer or by any of our officers; or

•       the acquisition (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder. Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an “offeror”) for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

In the event of liquidation, after the holders of all series of preferred stock have received $100 per share in the case of involuntary liquidation, and the then applicable redemption prices in the case of voluntary liquidation, plus in either case an amount equal to all accumulated and unpaid dividends, the holders of the common stock are entitled to the remaining assets.

Preemptive and Subscription Rights

No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Bank of New Yorkis the Transfer Agent and Registrar for the common stock.

Stockholder Rights Plan

The board of directors declared a dividend of one right (a “Right”) for each outstanding share of common stock of our company held of record at the close of business on June 28, 2001. Shares of common stock issued after June 28, 2001 and prior to the Separation Time (as defined below) or issued at any time after June 28, 2001 pursuant to any options and convertible securities outstanding at the Separation Time will also have Rights attached to them.

Trading and Distribution of the Rights.   The Rights were issued under a Stockholder Protection Rights Agreement (the “Rights Agreement”), between us and The Bank of New York, as successor Rights Agent (the “Rights Agent”). Each Right entitles its registered holder to purchase from or exchange with us, after the Separation Time, one share of common stock, for a price of $95.00 (the “Exercise Price”), subject to adjustment. Until the Separation Time, the Rights will not trade separately, but instead will be represented by, and transferred with, the common stock certificates (or in the case of uncertificated common stock, by the registration of the associated share of common stock on our stock transfer books). Common stock certificates issued after June 28, 2001 and prior to the Separation Time will represent one Right for each share of common stock and will contain a legend incorporating by reference the terms of the Rights Agreement (as it may be amended from time to time). Common stock certificates outstanding on June 28, 2001 also will represent one Right for each share of common stock even though they do not have this legend. Uncertificated common stock issued after June 28, 2001, but prior to the Separation Time which has been registered on our stock transfer books will represent one Right for each share of common stock registered. Promptly following the Separation Time, separate certificates representing the Rights will be mailed to holders of record of common stock at the Separation Time.

The Separation Time will be the close of business on the earlier to occur of (1) the tenth business day (or any later date our board of directors determines prior to the Separation Time that would otherwise have occurred) after the date on which any person commences a tender or exchange offer which, if completed, would result in the person becoming an Acquiring Person (as defined below), and (2) the first date or any later date as our board of directors may determine (the “Flip-in Date”) of public announcement by us expressly stating that any person has become an Acquiring Person (the date of the public announcement being the “Stock Acquisition Date”). If a tender or exchange offer referred to in clause (1) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock, the offer will be deemed never to have been made.

Acquiring Persons.   An Acquiring Person is any person, or group of affiliated or associated persons, having Beneficial Ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of common stock. However, the following will not be deemed Acquiring Persons:

•       our company, any of our wholly-owned subsidiaries or any employee stock ownership or other employee benefit plan of ours or of a wholly-owned subsidiary of ours;

•       any person who is the Beneficial Owner of 15% or more of the outstanding common stock as of the date of the Rights Agreement or who becomes the Beneficial Owner of 15% or more of the outstanding common stock solely as a result of an acquisition of common stock by us, until the time the person acquires additional common stock, other than through a dividend or stock split;

•       any person who becomes the Beneficial Owner of 15% or more of the outstanding common stock without any plan or intent to seek or affect control of our company if the person promptly divests sufficient securities so that the person no longer is the Beneficial Owner of 15% or more of the common stock; or

•       any person who Beneficially Owns shares of common stock consisting solely of:

•        shares acquired pursuant to the grant or exercise of an option granted by us in connection with an agreement to merge with, or acquire, us entered into prior to a Flip-in Date;

•        shares owned by the person and its affiliates and associates at the time of the grant; and

•        shares, amounting to less than 1% of the outstanding common stock, acquired by affiliates and associates of the person after the time of the grant.

Exercisability and Expiration.   The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire (the “Expiration Time”) on the earliest to occur of:

•       the Exchange Time (as defined below);

•       the close of business on June 28, 2011, unless extended by action of the board of directors;

•       the date on which the Rights are redeemed as described below; and

•       upon the merger of our company into another corporation pursuant to an agreement entered into prior to a Stock Acquisition Date.

Adjustments.   The Exercise Price and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a common stock dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

Flip-in and Flip-over.   If a Flip-in Date (as defined above) occurs prior to the Expiration Time, we will take any necessary action to ensure and provide, to the extent permitted by applicable law, that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate of an Acquiring Person, which Rights will become void) will constitute the right to purchase from us, upon exercise in accordance with the terms of the Rights Agreement, that number of shares of our common stock having an aggregate Market Price (as defined in the Rights Agreement), on the Stock Acquisition Date that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. For example, at an Exercise Price of $95 per Right, each Right not owned by an Acquiring Person (or by related parties) “flips-in” following a Flip-in Date so that it entitles its holder to purchase $190 worth of common stock for $95. Assuming that the common stock had a per share market value of $25 at the time, the holder of each valid Right would, therefore, be entitled to purchase 7.6 shares of common stock for $95.

Prior to the Expiration Time, if an Acquiring Person controls our board of directors and we then enter into, consummate or permit to occur a transaction or series of transactions in which, directly or indirectly:

•       we will consolidate or merge or participate in a binding share exchange with any other person and (A) any term or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of common stock or (B) the person with whom such transaction or series of transactions occurs is the Acquiring Person or an affiliate or associate of the Acquiring Person; or

•       we will sell or otherwise transfer (or one or more of its subsidiaries will sell or otherwise transfer) assets (A) aggregating more than 50% of our assets (measured by either book value or fair market value) or (B) generating more than 50% of our operating income or cash flow, to any other person (other than us or one or more of our wholly-owned subsidiaries) or to two or more persons which are affiliated or otherwise acting in concert, (a “Flip-over Transaction or Event”), we will take any necessary action to ensure, and will not enter into, consummate or permit to occur such Flip-over

Transaction or Event until we have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event (the “Flip-over Entity”), for the benefit of the holders of the Rights, this supplemental agreement will provide that upon consummation or occurrence of the Flip-over Transaction or Event:

•        each Right “flips-over” so that it constitutes the right to purchase from the Flip-over Entity, upon exercise in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of the Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price; and

•        the Flip-over Entity will thereafter be liable for, and will assume, all of our obligations and duties pursuant to the Rights Agreement.

Redemption.   Our board of directors may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then-outstanding Rights at a price of $0.01 per Right (the “Redemption Price”), as provided in the Rights Agreement. Immediately upon the action of the board of directors electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

Exchange Option.   In addition, the board of directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of common stock, elect to exchange all (but not less than all) the then-outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights will become void) for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the “Exchange Ratio”). Immediately upon such action by the board of directors (the “Exchange Time”), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

Amendments.   The terms of the Rights may be amended by the board of directors (1) prior to the Flip-in Date in any manner and (2) on or after the Flip-in Date to cure any ambiguity, to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions, or in any manner not adversely affecting the interests of the holders of the Rights generally.

Other Provisions.   The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of our company, including, without limitation, the right to vote or to receive dividends. The Rights will not prevent a takeover of our company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the Rights are first redeemed by the board of directors. Nevertheless, the Rights should not interfere with a transaction that is in our best interests and our stockholders because the Rights can be redeemed on or prior to the Flip-in Date, before the consummation of such transaction.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL OPINIONS

Legal opinions relating to the securities being offered by this prospectus will be rendered by Gary R. Johnson, 414 Nicollet Mall, Minneapolis, Minnesota, and Jones Day, Chicago, Illinois. Certain legal matters relating to the securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York for any underwriters, dealers or agents named in a prospectus supplement. Gary R. Johnson is our Vice President and General Counsel and is the beneficial owner, as of March 1, 2006, of 315,718 shares of our common stock.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of the estimated expenses (other than underwriting compensation) to be incurred by Xcel Energy in connection with one or more distributions of an assumed aggregate amount of $1,000,000,000 of securities registered under this registration statement. The assumed amount has been used to demonstrate the expenses of offering and does not represent an estimate of the amount of securities that may be registered or distributed because such amount is unknown at this time.

Registration fee under the Securities Act of 1933, as amended	$107,000	*
Fees of rating agencies	$800,000
Printing and engraving	$270,000
Accounting services	$300,000
Counsel fees	$300,000
Trustee’s charges	$20,000
Expenses and counsel fees for qualification or registration of the securities under state securities laws	$20,000
Miscellaneous, including traveling, telephone, copying, shipping, and other out-of-pocket expenses	$33,000
Total	$1,850,000

*                    In accordance with Rule 456(b), and as set forth in footnote (3) to the “Calculation of Registration Fee” table on the front cover page of this registration statement, we are deferring payment of all registration fees except for $44,390 that has already been paid with respect to $482,500,000 aggregate initial offering price of securities.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 302A.521 of the Minnesota BCA permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in our Restated Articles of Incorporation, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota BCA. We have entered into indemnity agreements with our directors that provide for indemnification consistent with the Minnesota BCA and our Bylaws.

We have obtained insurance policies indemnifying us and our directors and officers against certain civil liabilities and related expenses.

ITEM 16.    EXHIBITS.

Exhibit Number	Description of Document
*1.01	Form of Underwriting Agreement relating to debt securities.
*1.02	Form of Underwriting Agreement relating to common stock.
3.01	Restated Articles of Incorporation of the Company. (Filed as Exhibit 4.01 to the Company’s Form 8-K Report (File No. 001-3034) filed on August 21, 2000 and incorporated by reference herein).

3.02	Bylaws of the Company. (Filed as Exhibit 3.01 to the Company’s Form 10-Q Report (File No. 001-03034) filed on August 4, 2004 and incorporated by reference herein).
4.01

Trust Indenture dated December 1, 2000 between the Company and Wells Fargo Bank, National Association, as Trustee. (Filed as Exhibit 4.01 to the Company’s Form 8-K Report (File No. 001-03034) dated December 18, 2000 and incorporated by reference herein).

4.02

Supplemental Trust Indenture dated December 15, 2000 between the Company and Wells Fargo Bank, National Association, as Trustee. (Filed as Exhibit 4.02 to the Company’s Form 8-K Report (File No. 001-03034) dated December 18, 2000 and incorporated by reference herein).

4.03

Supplemental Trust Indenture No. 2 dated June 15, 2003 between the Company and Wells Fargo Bank, National Association, as Trustee, supplementing Trust Indenture dated December 1, 2000. (Filed as Exhibit 4.01 to the Company’s Form 10-Q Report (File No. 001-03034) dated August 15, 2003) and incorporated by reference herein).

*4.04	Form of Supplemental Indenture for each series of debt securities.
4.05

Stockholder Protection Rights Agreement dated as of December 13, 2000 between the Company and The Bank of New York, as Successor Rights Agent. (Filed as Exhibit 1 to the Company’s Form 8-K Report (File No. 001-03034) dated January 4, 2001 and incorporated by reference herein).

*5.01	Opinion of Gary R. Johnson as to the legality of the securities.
*12.01	Statement of computation of ratio of earnings to fixed charges.
*23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
*23.02	Consent of Gary R. Johnson (included in Exhibit 5.01).
*24.01	Power of Attorney.
*25.01	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as Trustee under the Indenture.

*                    Filed herewith.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

        (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

           (i)  If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

         (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

           (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

         (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 31st day of May 2006.

XCEL ENERGY INC.
By:	/s/ GEORGE E. TYSON II
George E. Tyson II Vice President and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board, President,
Richard C. Kelly	Chief Executive Officer and Director	May 31, 2006
*	Controller (Chief Accounting Officer)	May 31, 2006
Teresa S. Madden
*	Chief Financial Officer	May 31, 2006
Benjamin G.S. Fowke III
*	Director	May 31, 2006
C. Coney Burgess
*	Director	May 31, 2006
Fredric W. Corrigan
*	Director	May 31, 2006
Richard K. Davis
*	Director	May 31, 2006
Roger R. Hemminghaus
*	Director	May 31, 2006
A. Barry Hirschfeld
*	Director	May 31, 2006
Douglas W. Leatherdale
*	Director	May 31, 2006
Albert F. Moreno
*	Director	May 31, 2006
Margaret R. Preska

*	Director	May 31, 2006
A. Patricia Sampson
*	Director	May 31, 2006
Richard H. Truly

*By:	/s/ GARY R. JOHNSON
(Attorney-in-Fact)
May 31, 2006

EXHIBIT INDEX

Exhibit Number	Description of Document
*1.01	Form of Underwriting Agreement relating to debt securities.
*1.02	Form of Underwriting Agreement relating to common stock.
3.01	Restated Articles of Incorporation of the Company. (Filed as Exhibit 4.01 to the Company’s Form 8-K Report (File No. 001-3034) filed on August 21, 2000 and incorporated by reference herein).
3.02	Bylaws of the Company. (Filed as Exhibit 3.01 to the Company’s Form 10-Q Report (File No. 001-03034) filed on August 4, 2004 and incorporated by reference herein).
4.01

Trust Indenture dated December 1, 2000 between the Company and Wells Fargo Bank, National Association, as Trustee. (Filed as Exhibit 4.01 to the Company’s Form 8-K Report (File No. 001-03034) dated December 18, 2000 and incorporated by reference herein).

4.02

Supplemental Trust Indenture dated December 15, 2000 between the Company and Wells Fargo Bank, National Association, as Trustee. (Filed as Exhibit 4.02 to the Company’s Form 8-K Report (File No. 001-03034) dated December 18, 2000 and incorporated by reference herein).

4.03

Supplemental Trust Indenture No. 2 dated June 15, 2003 between the Company and Wells Fargo Bank, National Association, as Trustee, supplementing Trust Indenture dated December 1, 2000. (Filed as Exhibit 4.01 to the Company’s Form 10-Q Report (File No. 001-03034) dated August 15, 2003) and incorporated by reference herein).

*4.04	Form of Supplemental Indenture for each series of debt securities.
4.05

Stockholder Protection Rights Agreement dated as of December 13, 2000 between the Company and The Bank of New York, as Successor Rights Agent. (Filed as Exhibit 1 to the Company’s Form 8-K Report (File No. 001-03034) dated January 4, 2001 and incorporated by reference herein).

*5.01	Opinion of Gary R. Johnson as to the legality of the securities.
*12.01	Statement of computation of ratio of earnings to fixed charges.
*23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
*23.02	Consent of Gary R. Johnson (included in Exhibit 5.01).
*24.01	Power of Attorney.
*25.01	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as Trustee under the Indenture.

*                    Filed herewith.